Exhibit 10.1

Dr. Philippe Calais

2040 Alta Meadows Lane #1609

Del Ray Beach, Florida 33333

April 6, 2019

Re: Interim Chief Executive Officer Agreement Extension

Dear Philippe:

Reference is made to that Interim Chief Executive Officer Agreement (the “Agreement”), dated December 7, 2018, by and between you and CohBar, Inc. (the “Company”). Capitalized terms used herein but not defined shall the meanings given to such terms in the Agreement.

By this letter agreement (the “Extension Agreement”), the Company and you agree that Section 1(i) of the Agreement is hereby amended and restated in its entirety as follows:

(i) the date that is seven (7) months after the Start Date, which shall be automatically extended by successive thirty (30) day periods unless you or the Company terminates your employment pursuant to Section 6 of this Agreement;

The Company and you further agree that Section 4(f) of the Agreement is hereby amended and restated in its entirety as follows:

(f) Stock Options. Pursuant to the Company’s Amended and Restated 2011 Equity Incentive Plan or a successor plan (the “Plan”), the Company shall grant you options to purchase up to 96,000 shares of the Company’s common stock at an exercise price to be determined by the Board of Directors at the time of the grant in accordance with applicable law (the “Initial Options”). The Initial Options will be subject to the terms of the Plan and will become exercisable over a vesting term of four (4) months, subject to your continuous employment during such period. Vesting of the Initial Options will commence on the Start Date will vest in equal monthly installments of 24,000 shares on the same day of each month following the Start Date such that all shares subject to the award shall be vested and exercisable as of the date that is four (4) months after the Start Date (the “Initial Option Period”). The terms of the Initial Options shall be governed by the Plan and a Stock Option Agreement. You acknowledge that the Initial Options do not, and will not, constitute wages or compensation. Unless otherwise provided in the Plan or required by law, the Board of Directors of the Company shall have sole discretion regarding the exercise price of the Initial Options and other terms and conditions of the Initial Options grant.

Further, pursuant to the Plan, upon the expiration or termination of the term of your employment under this Agreement (except in the case of termination by the Company for Cause), the Company shall grant you options to purchase up to 24,000 shares of the Company’s common stock for each full thirty (30) day period you serve as Interim Chief Executive Officer between the expiration of the Initial Option Period and the Separation Date, at an exercise price to be determined by the Board of Directors at the time of the grant in accordance with applicable law (the “Subsequent Options”). The Subsequent Options will be subject to the terms of the Plan and will be immediately vested upon grant. The terms of the Subsequent Options shall be governed by the Plan and a Stock Option Agreement. You acknowledge that the Subsequent Options do not, and will not, constitute wages or compensation. Unless otherwise provided in the Plan or required by law, the Board of Directors of the Company shall have sole discretion regarding the exercise price of the Subsequent Options and other terms and conditions of the Subsequent Options grant.

The Company and you further agree that the second paragraph of Section 6 of the Agreement is hereby amended and restated in its entirety as follows:

If, prior to the date that is seven (7) months after the Start Date, your employment is terminated by the Company without Cause or as a result of the hiring of a permanent Chief Executive Officer, then, in addition to payments earned through the Separation Date: (i) the Company will pay you the amount of your Base Salary as would have been earned had your employment continued until the date that is seven (7) months after the Start Date and (ii) all unvested Initial Options shall become fully vested and exercisable. Payments due to you after the Separation Date shall be paid in accordance with the Company's regular payroll practices.

Except to the extent amended hereby, (a) all of the definitions, terms, provisions and conditions set forth in the Agreement are hereby ratified and confirmed and shall remain in full force and effect, (b) the Agreement shall be read and construed with the amendments set forth in this Extension Agreement as a single agreement, and (c) the term “Agreement” in the Agreement shall henceforth be deemed a reference to such agreement as amended by this Extension Agreement.

This Extension Agreement may be signed in counterparts and the counterparts taken together will constitute one agreement. This Extension Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice of law or conflicting provision or rule.

If this Extension Agreement is acceptable to you, please sign below and return the original, fully executed Extension Agreement to the Company.

Sincerely,

/s/ Albion Fitzgerald
Albion Fitzgerald

ACCEPTED AND AGREED:

/s/ Phillipe Calais
Phillipe Calais

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